THE SWISS HELVETIA FUND, INC.
AMENDED AND RESTATED
ADMINISTRATION AGREEMENT

          AGREEMENT amended and restated as of the 16th day of September, 2004, by and between The Swiss Helvetia Fund, Inc., a Delaware corporation, with its principal office and place of business at 1270 Avenue of the Americas, Suite 400, New York, New York 10020 (the "Fund"), and Forum Administrative Services, LLC, a Delaware limited liability company with its principal office and place of business at Two Portland Square, Portland, Maine 04101 ("Forum").

          WHEREAS, the Fund and Forum entered into that certain Administration Agreement dated as of May 24, 2002 (the "Original Agreement"); and

          WHEREAS, the Fund is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, the Fund and Forum desire to amend and restate the Original Agreement on the terms sets forth in this Agreement;

          NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Fund and Forum hereby agree as follows:

          SECTION 1. APPOINTMENT; DELIVERY OF DOCUMENTS

          (a)    The Fund hereby appoints Forum, and Forum hereby agrees, to act as administrator to the Fund for the period and on the terms and conditions set forth in this Agreement.

          (b)    In connection therewith, the Fund has delivered to Forum copies of: (i) the Fund’s Articles of Incorporation and By-Laws (collectively, as amended from time to time, "Fund Documents"); (ii) the Fund’s Registration Statement and all amendments thereto filed with the U.S. Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the 1940 Act (the "Registration Statement"); (iii) the Fund’s current Prospectus and Statement of Additional Information (collectively, as currently in effect and as amended or supplemented, the "Prospectus"); and (iv) all procedures adopted by the Fund as of the date hereof relating to the subject matter of this Agreement, and shall promptly furnish Forum with all amendments of or supplements to the foregoing. The Fund shall deliver to Forum a certified copy of the resolution of the Fund’s Board of Directors (the "Board") appointing Forum and authorizing the execution and delivery of this Agreement.

          SECTION 2. DUTIES OF FORUM

          (a)    Subject to the direction and control of the Board, Forum shall manage all aspects of the Fund’s operations except those that are the responsibility of any other service provider hired by the Fund, all in such manner and to such extent as may be authorized by the Board.

          (b)    With respect to the Fund, Forum shall:

(i) oversee (A) the preparation and maintenance by the Fund’s custodian, sub-custodian, transfer agent, dividend disbursing agent and fund accountant in such form, for such periods and in such locations as may be required by applicable United States law, of all documents and records relating to the operation of the Fund required to be prepared or maintained by the Fund or its agents pursuant to applicable law; (B) the reconciliation of account information and balances among the Fund’s custodian, sub-custodian, transfer agent, dividend disbursing agent and fund accountant; and (C) the performance of fund accounting, including the calculation of the net asset value of the Fund’s shares of common stock ("Shares");

(ii) oversee the performance of administrative and professional services rendered to the Fund by others, including its custodian, sub-custodian, transfer agent and dividend disbursing agent as well as stockholder servicing and other services performed for the Fund;

(iii) manage and coordinate the service relationship between Forum, the other service providers to the Fund, the New York Stock Exchange ("NYSE") and the SEC to ensure an efficient and effective working relationship;

(iv) as a representative of Forum, attend meetings of the Board and Board Committee meetings and report on general administrative activities and developments;

(v) attend and assist at annual meetings of the Fund’s stockholders;

(vi) assist the Fund in obtaining fidelity and directors’ and officers’ liability insurance and by reviewing and, upon reasonable request, providing information for Board meetings and proxy materials;

(vii) assist in and oversee the preparation, filing and printing and the periodic updating of the Registration Statement and Prospectus;

(viii) assist in and oversee the preparation and printing of proxy and information statements and related communications to stockholders;

(ix) (A) assist the Fund’s investment adviser and other appropriate persons in monitoring the Fund’s compliance with applicable securities laws and regulations as well as with the Fund’s fundamental and non-fundamental policies set forth in the Prospectus and other Fund documents and (B) produce quarterly compliance reports for the Board;

(x) calculate, review and account for Fund expenses and report on Fund expenses on a periodic basis;

(xi) authorize the payment of Fund expenses and pay, from Fund assets, all bills of the Fund;

(xii) prepare Fund budgets, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

(xiii) prepare financial statement expense information;

(xiv) prepare and file with the SEC the Fund’s Form N-SAR, Form N-PX, Form N-CSR, Form N-Q and Form N-30B-2;

(xv) (A) prepare quarterly schedules of investments, semi-annual and annual financial statements and oversee the production and printing of the quarterly, semi-annual and annual stockholder reports; ; and (B) assist in and oversee the preparation, filing and printing of the Fund’s press releases;

(xvi) file the Fund’s semi-annual and annual stockholder report with the NYSE or ensure that the Fund’s semi-annual and annual stockholder reports are filed with the NYSE;

(xvii) calculate the Fund’s performance based on the Fund’s net asset value, the Fund’s market price using both U.S. dollars and Swiss francs for dissemination to information services covering the investment company industry, for advertising of the Fund and other appropriate purposes;

(viii) report Fund data to investment company industry survey companies (e.g., Lipper, Inc.);

(xix) maintain CUSIP, ticker, news media and tax identification number listings;

(xx) supply the Fund with peer group and rating agency information for presentation to the Board and for stockholder reports;

(xxi) supervise the declaration of dividends and other distributions to stockholders and prepare and distribute to appropriate parties notices announcing the declaration of dividends and other distributions to stockholders;

(xxii) prepare annual forms 1099 and 1042 for Fund directors and Fund service providers, as applicable;

(xxiii) prepare Federal income and excise tax workpapers and provisions;

(xxiv) prepare for execution by the Fund’s independent auditors and officers, and file, all Federal income and excise tax returns and state income and other tax returns, including any extensions or amendments, each as agreed between the Fund and Forum;

(xxv) calculate (A) required Fund distributions to maintain the qualification of the Fund as a regulated investment company under the Internal Revenue Code of 1986, as amended (the "Code") and avoid, if applicable, Federal excise tax and (B) other income and capital gain distributions;

(xxvi) perform other tax compliance and related reporting (limited to calculation of Code Section 851(b) "good income" and "diversification" testing, reporting the tax status of distributions and preparing year-end Federal tax notice data);

(xxvii) prepare financial statement tax provisions (limited to sixty (60) day stockholder tax notices disclosure, tax related footnotes and Statement of Position 95-3 ("ROCSOP") adjustments);

(xxviii) perform monthly capital gain analyses based on book numbers adjusted for prior year unpaid spillback distribution requirements and capital loss carryforwards;

(xxix) organize, duplicate, and distribute Board meeting materials provided by the Fund or its agents;

(xxx) provide such other materials to the Fund, the Fund’s investment adviser or the Fund’s Board, upon reasonable request; and

(xxxi) with the cooperation of the Fund’s investment adviser, transfer agent, outside counsel and other service providers, develop for the Fund a customized compliance program designed to conform to the requirements of Rule 38a-1 under the 1940 Act.

          (c)    Forum shall provide such other services and assistance relating to the affairs of the Fund as the Fund may, from time to time, reasonably request pursuant to mutually acceptable compensation and implementation agreements.

          (d)    Forum shall maintain records relating to its services, such as journals, ledger accounts and other records, as are required to be maintained under the 1940 Act and Rule 31a-1 thereunder. The books and records pertaining to the Fund that are in the possession of Forum shall be the property of the Fund. The Fund, or the Fund’s authorized representatives, shall have access to such books and records at all times during Forum’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided promptly by Forum to the Fund or the Fund’s authorized representatives at the Fund’s expense.

          (e)    Nothing contained herein shall be construed to require Forum to perform any service that could cause Forum to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause the Fund to act in contravention of the Fund’s Prospectus or any provision of the 1940 Act. Except with respect to Forum’s duties as set forth in this Section 2 and except as otherwise specifically provided herein, the Fund assumes all responsibility for ensuring that the Fund complies with all applicable requirements of the Securities Act, the Exchange Act, the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Fund. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

          (f)    In order for Forum to perform the services required by this Section 2, the Fund (i) shall cause all service providers to the Fund to furnish any and all information to Forum, and assist Forum as may be required and (ii) shall ensure that Forum has access to all records and documents maintained by the Fund or any service provider to the Fund.

           SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

          (a)    Forum shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by Forum in writing. Forum shall use its best judgment and efforts in rendering the services described in this Agreement. Forum shall not be liable to the Fund or any of the Fund’s stockholders for any action or inaction of Forum relating to any event whatsoever in the absence of bad faith, reckless disregard, willful misfeasance or gross negligence in the performance of Forum’s duties or obligations under this Agreement. Further, Forum shall not liable to the Fund or any of the Fund’s stockholders for any action taken or failure to act in good faith reliance upon:

(i) the advice of Fund counsel;

(ii) any instruction (oral, written or electronic) transmitted by a person or persons authorized by the Fund or the Board to give such instruction;

(iii) any certified copy of any resolution of the Board; or

(iv) any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document signed or presented by the Fund or other proper party or parties;

and Forum shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Forum reasonably believes in good faith to be genuine.

          (b)    The Fund agrees to indemnify and hold harmless Forum, its employees, agents, directors, officers and managers and any person who controls Forum within the meaning of section 15 of the Securities Act or section 20 of the Exchange Act ("Forum Indemnitees"), against and from any and all claims, demands, actions, suits, judgments, administrative proceedings or investigations, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to Forum’s actions taken or failures to act with respect to the Fund in connection with the performance of any duties or obligations under this Agreement (a "Forum Claim"); provided, however, that nothing contained herein shall entitle a Forum Indemnitee to indemnification with respect to any Forum Claim arising from Forum’s own bad faith, reckless disregard, willful malfeasance or negligence (a "Forum Claim"). For purposes of this Agreement, Forum’s bad faith, willful malfeasance, reckless disregard or negligence shall not include any action taken or not taken by Forum consistent with the last sentence of Section 3(a). Further, the Fund shall not be required to indemnify any Forum Indemnitee if, prior to confessing any Forum Claim against the Forum Indemnitee, Forum or the Forum Indemnitee does not give the Fund written notice of and reasonable opportunity to defend against the Forum Claim in its own name or in the name of the Forum Indemnitee.

          (c)    Forum agrees to indemnify and hold harmless the Fund, its employees, agents, directors, officers and managers ("Fund Indemnitees"), against and from any and all claims, demands, actions, suits, judgments, administrative proceedings and investigations, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to (i) Forum’s actions taken or failures to act with respect to the Fund that are not consistent with Section 3(a) or (ii) any breach of Forum’s representations set forth in Section 4 (a "Fund Claim"). Forum shall not be required to indemnify any Fund Indemnitee if, prior to confessing any Fund Claim against the Fund Indemnitee, the Fund or the Fund Indemnitee does not give Forum written notice of and reasonable opportunity to defend against the Fund Claim in its own name or in the name of the Fund Indemnitee.

          (d)    Forum shall not be liable for the errors of other service providers to the Fund or their systems, including, but not limited to, the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services’ standard contracts entered into by Forum) and errors in information provided by the investment adviser (including prices and pricing formulas and the untimely transmission of trade information), custodian, sub-custodian or transfer agent to the Fund.

          SECTION 4. REPRESENTATIONS AND WARRANTIES

          (a)    Forum represents and warrants to the Fund that:

(i) It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware;

(ii) It is duly qualified to carry on its business in the State of Maine;

(iii) It is empowered under applicable laws and by its Operating Agreement to enter into this Agreement and perform its duties under this Agreement;

(iv) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(v) It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

(vi) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Forum, enforceable against Forum in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

          (b)    The Fund represents and warrants to Forum that:

(i) It is a corporation duly organized and existing and in good standing under the laws of the State of Delaware and is qualified to do business and is in good standing under the laws of the State of New York;

(ii) It is empowered under applicable laws and by its Fund Documents to enter into this Agreement and perform its duties under this Agreement;

(iii) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(iv) It is a closed-end management investment company registered under the 1940 Act;

(v) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(vi) A registration statement under the Securities Act and the Exchange Act is currently effective and will remain effective and appropriate State securities law filings have been made and will continue to be made with respect the Fund.

          SECTION 5. COMPENSATION AND EXPENSES

          (a)    In consideration of the administrative services provided by Forum pursuant to this Agreement, the Fund shall pay Forum the Asset Based Fee set forth in Appendix A hereto.All fees payable hereunder shall be accrued daily by the Fund. The fees payable for the services listed in Sections (i) and (iii) of Appendix A hereto shall be payable monthly in arrears on the first day of each calendar month for services performed during the prior calendar month. The fees payable for the services listed in Section (ii) of Appendix A hereto (except out-of-pockets) shall be payable quarterly in arrears on the first day of each calendar quarter for services performed during the prior calendar quarter. Any out-of-pocket charges incurred by Forum as set forth in section (ii) of Appendix A shall be paid as incurred. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement, the Fund shall pay to Forum such compensation, as shall be payable prior to the effective date of termination.

          (b)    In consideration of services provided by Forum pursuant to this Agreement in connection with development of the compliance program as described in Section 2(b)(xxxi), the Fund shall pay Forum the Compliance Program Fee set forth in Exhibit A hereto.

          (c)    Forum may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice and opinion of Fund counsel. The costs of any such advice or opinion shall be borne by the Fund.

          (d)    Forum shall not be responsible for and will not assume the obligation for payment of the expenses of the Fund, including, without limitation: (i) the fee payable under this Agreement; (ii) the fees payable to the investment adviser under an agreement between the investment adviser and the Fund; (iii) expenses of issue, repurchase and redemption of Shares; (iv) interest charges, taxes and brokerage fees and commissions; (v) premiums of insurance for the Fund, the directors and officers and fidelity bond premiums; (vi) fees, interest charges and expenses of third parties, including Fund counsel, counsel to the Fund’s independent directors, independent public accountants, custodians, transfer agents, dividend disbursing agents and fund accountants; (vii) fees of pricing, interest, dividend, credit and other reporting services; (viii) costs of membership in trade associations; (ix) telecommunications expenses; (x) transmission expenses; (xi) costs of maintaining the Fund’s existence; (xii) costs of preparing, filing and printing the Fund’s Prospectus, subscription application forms and stockholder reports and other communications and delivering them to existing stockholders, whether of record or beneficial; (xiii) expenses of meetings of stockholders and proxy solicitations therefor; (xiv) costs of maintaining books of original entry for portfolio and fund accounting and other required books and accounts and of calculating the net asset value of Shares; (xv) costs of stationery, supplies and postage; (xvi) fees and expenses of the Fund’s directors and officers (except those incurred by officers affiliated with Forum); (xvii) costs of other personnel performing services for the Fund; (xviii) costs of Board, Board committee, and other corporate meetings; (xix) SEC registration fees and related expenses; and (xx) state, territory or foreign securities laws registration fees and related expenses.

          SECTION 6. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

          (a)    This Agreement shall become effective on the date indicated above or such time Forum commences providing services under this Agreement, whichever is later. Upon effectiveness of this Agreement, this Agreement shall constitute the entire agreement between the parties and shall supersede all previous agreements between the parties, whether oral or written relating to the Fund.

          (b)    This Agreement shall continue in effect until terminated.

          (c)    This Agreement may be terminated at any time, without the payment of any penalty (i) by the Board on sixty (60) days’ written notice to Forum or (ii) by Forum on sixty (60) days’ written notice to the Fund. The parties understand that Edward J. Veilleux shall serve as Forum’s Relationship Manager to the Fund pursuant to a consulting agreement between Forum and Mr. Veilleux (the "Consulting Agreement") and agree that Mr. Veilleux is an agent of and under the control and supervision of Forum in connection with any services he renders to the Fund under this Agreement. Forum agrees to provide the Fund with prompt notice (within five Fund business days) of the termination of the Consulting Agreement.

          (d)    The provisions of Sections 2(d), 3, 5, 6(d), 6(e), 7, 8, 10, 11, and 12 shall survive any termination of this Agreement.

          (e)    This Agreement and the rights and duties under this Agreement otherwise shall not be assignable by either Forum or the Fund except by the specific written consent of the other party. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

          SECTION 7. CONFIDENTIALITY

          Forum agrees to treat all records and other information related to the Fund as proprietary information of the Fund and, on behalf of itself and its employees, to keep confidential all such information, except that Forum may:

          (a)    prepare or assist in the preparation of periodic reports to stockholders and regulatory bodies such as the SEC;

          (b)    provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

          (c)    release such other information (i) as approved in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Forum is advised by counsel that it may be exposed to civil or criminal contempt proceedings for failure to release the information (provided, however, that Forum shall seek the approval of the Fund as promptly as possible so as to enable the Fund to pursue such legal or other action as it may desire to prevent the release of such information) or (ii) when so requested by the Fund.

          SECTION 8. FORCE MAJEURE

          Forum shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication system or power supply. In addition, to the extent Forum’s obligations hereunder are to oversee or monitor the activities of third parties, Forum shall not be liable for any failure or delay in the performance of Forum’s duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Forum.

          SECTION 9. ACTIVITIES OF FORUM

          (a)    Except to the extent necessary to perform Forum’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict Forum’s right, or the right of any of Forum’s managers, officers or employees who also may be a director, officer or employee of the Fund, or who are otherwise affiliated persons of the Fund, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

          (b)    Upon notice to the Fund, Forum may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more persons, which may be affiliated persons of Forum, who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve Forum of its responsibilities hereunder. Forum may pay those persons for their services, but no such payment will increase Forum’s compensation or reimbursement of expenses from the Fund.

          SECTION 10. COOPERATION WITH INDEPENDENT PUBLIC ACCOUNTANTS

          Forum shall cooperate with the Fund’s independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants’ duties.

          SECTION 11. LIMITATION OF STOCKHOLDER AND DIRECTOR LIABILITY

          The directors of the Fund and the stockholders of the Fund shall not be liable for any obligations of the Fund under this Agreement, and Forum agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund.

          SECTION 12. MISCELLANEOUS

          (a)    Neither party to this Agreement shall be liable to the other party for indirect, special or consequential damages under any provision of this Agreement.

          (b)    This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

          (c)    This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

          (d)    If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both Forum and Fund and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

          (e)    Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

          (f)    Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

          (g)    Nothing contained in this Agreement is intended to or shall require Forum, in any capacity hereunder, to perform any functions or duties on any day other than a Fund business day. Functions or duties normally scheduled to be performed on any day which is not a Fund business day shall be performed on, and as of, the next Fund business day, unless otherwise required by law.

          (h)    No affiliated person, employee, agent, director, officer or manager of Forum shall be liable at law or in equity for Forum’s obligations under this Agreement. Except as specifically set forth in Section 3, no person or entity is a third party beneficiary of this Agreement.

          (i)    The terms "affiliate" and "assignment" and all forms thereof used herein shall have the meanings ascribed thereto in the 1940 Act.

          IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Administration Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

THE SWISS HELVETIA FUND, INC. By: _________________________ Rudolf Millisits Senior Vice President FORUM ADMINISTRATIVE SERVICES, LLC By: _________________________ Sara M. Morris Director

THE SWISS HELVETIA FUND, INC.
ADMINISTRATION AGREEMENT

Appendix A

Fees

(i)      Asset Based Fee

0.08% on the first $250 million of the Fund’s daily net assets;
0.05% on the next $250 million of the Fund’s daily net assets; and
0.03% on assets in excess of $500 million of the Fund’s daily net assets.

(ii)     Fee for Board Book Preparation and other Matters set forth in Section 2(b)(xxix)

        $2,500/calendar quarter plus reasonable out-of-pocket expenses incurred by Forum to duplicate and distribute the materials for each Board meeting including but not limited to printing and postage costs.

(iii)      Compliance Program Fee

        $15,000, payable in equal monthly installments through December 2004.